Exhibit 99.1

PolarityTE Reports First Quarter Results and Provides Business Update

First Quarter 2021 Total Revenues of $4.71 million Compared to $3.59 million in Fourth Quarter of 2020

PolarityTE to host conference call and webcast today, May 13, 2021 at 4:30 p.m. ET

SALT LAKE CITY, May 13, 2021 – PolarityTE, Inc. (Nasdaq: PTE), a biotechnology company developing regenerative tissue products and biomaterials, today provided a business update and reported financial results for the first quarter ended March 31, 2021.

Business Update

●	Reiterates previous guidance on Investigational New Drug (IND) submission in 2H:21
●	Plans to wind down commercial sales of SkinTE® consistent with FDA enforcement discretion period ending on May 31, 2021
●	Expects substantial spending cuts in connection with the end of commercial operations and confident in ability to manage cash effectively
●	Reported positive top-line data from full 100 patient dataset of SkinTE diabetic foot ulcer (DFU) randomized controlled trial (RCT)
●	Announced publication of complete interim analysis data from DFU RCT in the International Wound Journal

Operating Highlights for the Quarter Ended March 31, 2021

●	Total revenues were $4.71 million in Q1:21 compared to $3.59 million in Q4:20, representing a 31% increase quarter over quarter
●	SkinTE revenues were $1.73 million in Q1:21 compared to $1.20 million in Q4:20, representing a 44% increase quarter over quarter (these revenues are not expected to recur in future reporting periods due to wind down of commercial operations)
●	Contract services revenues were $2.98 million in Q1:21 compared to $2.39 million in Q4:20, representing a 25% increase quarter over quarter

○	Contract services revenues for Q1:21 includes $1.69 million from COVID-19 related testing (these revenues are expected to decrease in future reporting periods due to the loss of a significant customer, which has not and may not be replaced)

●	Operational cash burn for Q1:21 was $6.61 million representing a 52% reduction from Q1:20, and includes $0.82 million of offering costs associated with capital raises in January 2021.

SkinTE Biologic License Application (BLA) Update

PolarityTE continues to make strong progress with its pursuit of a BLA for SkinTE and is reiterating its guidance on the submission of an IND to the FDA in the second half of 2021. In connection with this transition to the BLA pathway and based on the FDA’s recent announcement that enforcement discretion related to 361 HCT/P products will not be extended beyond May 31, 2021, the Company will cease commercial sales of SkinTE and wind down commercial operations. The Company is planning to make substantial reductions in the costs associated with its commercial operations, which will mitigate the effect on cash flow resulting from the loss of SkinTE revenues.

David Seaburg, Chief Executive Officer, commented, “The decision to wind down our commercial effort is based on the end of FDA’s stated period of enforcement discretion, and given our pending IND submission, to complete our transition to a clinical stage biotech company. I am incredibly grateful to the commercial team for what they have achieved through their dedication to SkinTE, and to the many providers who have successfully treated patients suffering from debilitating wounds of various types. With a limited team of just eight sales representatives, we reported record SkinTE sales of $1.73 million in the first quarter of 2021. This is not only a testament to the true potential of SkinTE, but to the amazing talent of all those involved with the product.” Mr. Seaburg continued, “Because many HCPs have already witnessed the benefits SkinTE can offer patients with challenging, hard to heal wounds, we are committed to exploring opportunities for physicians to continue to treat patients in need through compassionate use programs, such as FDA’s Expanded Access IND program.”

Richard Hague, President & COO, commented, “Our team firmly believes that a successful BLA for SkinTE will create a highly valuable asset based on the clinical data that will support our eventual BLA submission, which should drive widespread adoption, enable favorable payer coverage and clear marketing claims, and provide regulatory exclusivity if SkinTE is deemed a reference product. With over 1,200 clinical uses of SkinTE to date and many positive outcomes, we look forward to submitting an IND and commencing the clinical trials that will support our BLA, so that many more patients can benefit from treatment with SkinTE.”

Financial Results for the Quarter Ended March 31, 2021

Net revenues increased by 405% to $4.71 million for the three-month period ended March 31, 2021, compared to $0.93 million for the same period in 2020. The increase in net revenues for sale of products was the result of a sales strategy adopted in May 2020 to focus on regions and facilities where we had repeat users of SkinTE. During the first quarter of 2021 the average wound size treated with SkinTE was 637 cm2 compared to 62 cm2 in the first quarter of 2020, which corresponds with the difference in revenue between those periods. The increase in net revenues for services was the result of new COVID-19 testing services we began to offer through our Arches Research, Inc. subsidiary at the end of May 2020, which we did not offer in the first three months of 2020.

Total operating costs and expenses decreased to $10.75 million for the three-month period ended March 31, 2021, compared to $18.12 million for the same period in 2020, a decrease of 41%. The decrease is largely attributable to the substantial reduction in personnel effectuated in May 2020 that reduced salary and benefit costs across the Company. Salary and benefits totaled $3.86 million for the first three months of 2021 compared to $6.67 million for the same period in 2020, a decrease of 42%. Severance expenses decreased from $495,000 in the first quarter of 2020 to $4,000 in the first quarter of 2021. Stock-based compensation decreased 49% from $3.22 million in the first quarter of 2020 to $1.65 million in the first quarter of 2021. In addition to the reduction of salary and benefit costs, the following significant changes also contributed to the decrease in operating costs and expenses, which are a consequence of our reduction of personnel and adjustment of our operating activities that began in May 2020:

●	Travel and related costs decreased from $0.525 million in the first quarter of 2020 to $0.123 million in the first quarter of 2021;

●	Issuance costs, which are included in operating expenses, decreased from $1.156 million in the first quarter of 2020 to $0.824 million in the first quarter of 2021;
●	Consulting costs, including legal, accounting, and audit fees, decreased from $1.301 million in the first quarter of 2020 to $0.897 million in the first quarter of 2021;
●	Promotional consulting and expense decreased from $0.701 million in the first quarter of 2020 to $0.045 million in the first quarter of 2021;
●	Lease expenses for our corporate office facility was $0.119 million in the first quarter of 2020, which did not recur in the first quarter of 2021 because the lease expired in 2020.

In connection with discontinuing commercial sales of SkinTE, we recorded as a restructuring charge a loss on impairment of property and equipment in the amount of $0.425 million during the first quarter of 2021, while the $0.452 million of restructuring and other charges in the first quarter of 2020 were severance costs arising from a reduction in force in March 2020.

Our operating loss decreased from an operating loss of $17.71 million for the three-month period ended March 31, 2020, to an operating loss of $8.21 million for the comparable period in 2021. Net loss, however, increased from $13.04 million for the three-month period ended March 31, 2020, to $17.41 million for the comparable period in 2021. The increase in net loss is attributable to the change in fair value of common stock warrant liability and warrant inducement loss.

The table below shows adjusted net loss, which is a non-GAAP measure that shows net loss before fair value adjustments relating to our common stock warrant liability and warrant inducement loss. We believe this measure is useful to investors because it eliminates the effect of non-operating items that can significantly fluctuate from period to period due to fair value remeasurements. For purposes of calculating non-GAAP per share metrics, the same denominator is used as that which would be used in calculating net loss per share under GAAP.

Adjusted Net Loss Attributable to Common Stockholders

(in thousands - unaudited non-GAAP measure)

	For the Three Months Ended March 31,
	2021	2020
GAAP Net loss	$(17,410)	$(13,040)
Change in fair value of common stock warrant liability	4,027	(4,532)
Inducement loss on sale of liability classified warrants	5,197	–
Non-GAAP Adjusted net loss attributable to common stockholders	$(8,186)	$(17,572)

GAAP net loss per share attributable to common stockholders
Basic	$(0.23)	$(0.39)
Diluted	$(0.24)	$(0.39)

Non-GAAP adjusted net loss per share attributable to common stockholders
Basic	$(0.11)	$(0.53)
Diluted	$(0.12)	$(0.53)

Cash and Liquidity as of March 31, 2021

As of March 31, 2021, we had $37.2 million in cash and cash equivalents and working capital of approximately $34.5 million. Based on currently available information as of the date we file this press release, we believe that our existing cash and cash equivalents will be sufficient to fund our activities at least for the next 12 months.

Cash used in operating activities for the three-month period ended March 31, 2021 was approximately $6.61 million, which included $0.82 million of offering costs. Cash used in operating activities for the three-month period ended December 31, 2020 was approximately $5.58 million, which included $0.76 million of offering costs. The higher quarter over quarter cash burn is attributable to annual prepaid expenses paid in the first quarter of the year, such as insurance.

Conference Call and Webcast Details

The conference call can be accessed by calling 1-800-377-1217 (U.S. and Canada) or +44 (0)330 027 2386 (International), with confirmation code 231666 and referencing “PolarityTE First Quarter 2021 Earnings Call.” A webcast of the conference call can be accessed by using the link below.

Earnings Call Webcast – CLICK HERE

A replay of the earnings conference call will be available for 30 days, beginning approximately one hour after the conclusion of the call and can be found by visiting PolarityTE’s website at https://www.polarityte.com/news-media/events or by clicking on the link above.

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing, and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic, and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$37,237	$25,522
Accounts receivable, net	4,320	3,819
Inventory	373	883
Prepaid expenses and other current assets	2,631	992
Total current assets	44,561	31,216
Property and equipment, net	9,414	10,550
Operating lease right-of-use assets	2,087	2,452
Intangible assets, net	495	542
Goodwill	278	278
Other assets	227	472
TOTAL ASSETS	$57,062	$45,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,295	$4,148
Other current liabilities	3,039	2,106
Current portion of long-term notes payable	2,508	2,059
Deferred revenue	207	168
Total current liabilities	10,049	8,481
Common stock warrant liability	15,866	5,975
Operating lease liabilities	1,142	1,476
Other long-term liabilities	596	723
Long-term notes payable	1,068	1,517
Total liabilities	28,721	18,172

Commitments and Contingencies (Note 13)

STOCKHOLDERS’ EQUITY
Preferred stock - 25,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2021 and December 31, 2020	–	–
Common stock – $.001 par value; 250,000,000 shares authorized; 80,316,309 and 54,857,099 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	80	55
Additional paid-in capital	523,882	505,494
Accumulated deficit	(495,621)	(478,211)
Total stockholders’ equity	28,341	27,338
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$57,062	$45,510

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended
	March 31,
	2021	2020
Net revenues
Products	$1,729	$428
Services	2,980	505
Total net revenues	4,709	933
Cost of sales
Products	241	340
Services	1,924	176
Total cost of sales	2,165	516
Gross profit	2,544	417
Operating costs and expenses
Research and development	2,431	3,373
General and administrative	6,371	10,605
Sales and marketing	1,526	3,694
Restructuring and other charges	425	452
Total operating costs and expenses	10,753	18,124
Operating loss	(8,209)	(17,707)
Other income (expenses)
Change in fair value of common stock warrant liability	(4,027)	4,532
Inducement loss on sale of liability classified warrants	(5,197)	–
Interest expense, net	(38)	(12)
Other income, net	61	147
Net loss	$(17,410)	$(13,040)

Net loss per share attributable to common stockholders
Basic	$(0.23)	$(0.39)
Diluted	$(0.24)	$(0.39)
Weighted average shares outstanding
Basic	76,158,275	33,019,994
Diluted	76,396,078	33,019,994

POLARITYTE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(17,410)	$(13,040)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,651	3,221
Depreciation and amortization	701	752
Amortization of intangible assets	47	48
Amortization of debt discount	–	8
Bad debt expense	97	–
Change in inventory reserve	391	–
Change in fair value of common stock warrant liability	4,027	(4,532)
Inducement loss on sale of liability classified warrants	5,197	–
Loss on restructuring and other charges	425	–
Loss on sale of property and equipment	7	–
Other non-cash adjustments	–	(16)
Changes in operating assets and liabilities:
Accounts receivable	(598)	545
Inventory	119	19
Prepaid expenses and other current assets	(1,639)	(1,543)
Operating lease right-of-use assets	328	448
Other assets	245	4
Accounts payable and accrued expenses	138	818
Other current liabilities	(15)	(61)
Deferred revenue	39	(75)
Operating lease liabilities	(360)	(450)
Net cash used in operating activities	(6,610)	(13,854)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(12)	(999)
Proceeds from sale of property and equipment	10	–
Purchase of available-for-sale securities	–	(14,144)
Proceeds from maturities of available-for-sale securities	–	15,945
Proceeds from sale of available-for-sale securities	–	16,171
Net cash (used in) provided by investing activities	(2)	16,973
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from term note payable and financing arrangements	1,028	1,053
Principal payments on term note payable and financing arrangements	(9)	(55)
Principal payments on financing leases	(135)	(123)
Net proceeds from the sale of common stock and warrants	–	24,276
Net proceeds from the sale of common stock, warrants and pre-funded warrants	9,884	–
Proceeds from the sale of new warrants	1,002	–
Proceeds from warrants exercised	6,671	–
Proceeds from pre-funded warrants exercised	8	–
Cash paid for tax withholdings related to net share settlement	(125)	(2)
Proceeds from stock options exercised	3	31
Net cash provided by financing activities	18,327	25,180
Net increase in cash and cash equivalents	11,715	28,299
Cash and cash equivalents - beginning of period	25,522	10,218
Cash and cash equivalents - end of period	$37,237	$38,517